For the six month period ended (a) 8/31/01
File number (c) 811-09805

	SUB-ITEM 77 0
	EXHIBITS

	Transactions Effected Pursuant to Rule 10f-3

Strategic Partners Focused Value Fund
1.	Name of Issuer
NTL Communications Corp

2.	Date of Purchase
5/9/01

3.	Number of Securities Purchased
25,000

4.	Dollar Amount of Purchase
$2,500,000

5.	Price Per Unit
$100

6.	Name(s) of Underwriter(s) or Dealer(s)
From whom purchased
Morgan Stanley Dean Witter

7.	Other Members of the Underwriting Syndicate
JP Morgan, Credit Suisse, Goldman, Merrill Lynch and Salomon Smith
Barney

8.	Board of Directors determine no less frequently than quarterly that all purchases made during the preceding quarter were effected in compliance with such procedures that are reasonably designed to provide that the purchase complies with all the conditions of Rule 10f-
3 of the Investment Company Act.



Strategic Partners New Era Growth Fund
1.	Name of Issuer
Instinet Group Incorporated

2.	Date of Purchase
5/17/01

3.	Number of Securities Purchased
47,103

4.	Dollar Amount of Purchase
$683,000

5.	Price Per Unit
$14.50

6.	Name(s) of Underwriter(s) or Dealer(s)
From whom purchased
CS First Boston

7.	Other Members of the Underwriting Syndicate
Credit Suisse, Deutsche, Bear Stearns, JP Morgan, Merrill Lynch,
Salomon, WR Hambrecht, Banc of America, William Blair, CIBC,
Dain Rauscher, First Union, Prudential Securities, Robertson Stephens, SG Cowen, U.S. Bancorp and Thomas Weisel

8.	Board of Directors determine no less frequently than quarterly that all purchases made during the preceding quarter were effected in compliance with such procedures that are reasonably designed to provide that the purchase complies with all the conditions of Rule 10f-
3 of the Investment Company Act.